As filed with the Securities and Exchange Commission on August 21, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ORBITZ WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5337455
(State or other jurisdiction of incorporation or	(I.R.S. Employer
organization)	Identification Number)

500 West Madison Street, Suite 1000
Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan

(Full title of the plan)

JAMES SHAUGHNESSY, ESQ.

SENIOR VICE PRESIDENT & GENERAL COUNSEL

ORBITZ WORLDWIDE, INC.

500 WEST MADISON STREET

SUITE 1000

CHICAGO, IL 60661

(Name and address of agent for service)

(312) 894-5000

(Telephone number, including area code, of agent for service)

Copy to:

GREGORY A. FERNICOLA, ESQ.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE

NEW YORK, NY 10036

(212) 735-3000

FACSIMILE: (212) 735-2000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share	6,100,000 shares	$10.585	$64,568,500	$1,983

(1)             Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of the Registrant’s Common Stock that may become issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)             Estimated in accordance with Rule 457(c) under the Securities Act by averaging the high ($11.18) and low ($9.99) sales prices of the Registrant’s Common Stock as quoted on the New York Stock Exchange on August 15, 2007.

EXPLANATORY NOTE

This Registration Statement registers shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Orbitz Worldwide, Inc., a Delaware corporation (the “Company” or the “Registrant”), issuable under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.**

Item 2. Registrant Information and Employee Plan Annual Information.**

**  The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan, covered by this Registration Statement, in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act are incorporated by reference in this Registration Statement:

(a)           The Company’s prospectus (File No. 333-142797), filed with the Commission pursuant to Rule 424(b) of the Securities Act on July 20, 2007;

(b)           The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Commission on August 14, 2007;

(c)           The Company’s Current Report on Form 8-K, filed with the Commission on July 27, 2007; and

(d)           The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on July 16, 2007, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) of the Securities Act or additional information about the Plan are available without charge to participants by contacting the Secretary, Orbitz Worldwide, Inc., 500 West Madison Street, Suite 1000, Chicago, Illinois 60661 (telephone number: (312) 894-5000).

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of the Company’s Common Stock registered hereby has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.  A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete copy of the General Corporation Law of the State of Delaware, or DGCL, and the Company’s Amended and Restated Certificate of Incorporation.

The Company’s certificate of incorporation provides that none of its directors shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL.  The effect of this provision is to eliminate the Company’s rights, and its stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director.  This provision does not limit or eliminate the Company’s right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.  In addition, the Company’s certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  These provisions do not alter the liability of directors under federal or state securities laws.  The Company’s certificate of incorporation and by-laws also include provisions for the indemnification of the Company’s directors and officers to the fullest extent permitted by Section 145 of the DGCL.

The Company has obtained insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

(a)           A list of exhibits filed as part of this Registration Statement on Form S-8 is included in the Exhibit Index which is incorporated herein by reference.

Item 9. Undertakings.

(a)               The undersigned Registrant hereby undertakes:

 (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set froth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby further undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on this 20th day of August, 2007.

Orbitz Worldwide, Inc.
(Registrant)

By:	/s/ Steven Barnhart
Name:	Steven Barnhart
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven Barnhart	President, Chief Executive Officer and	August 20, 2007
Steven Barnhart	Director (Principal Executive Officer)

/s/ Marsha C. Williams	Senior Vice President and Chief Financial	August 20, 2007
Marsha C. Williams	Officer (Principal Financial Officer)

/s/ John Bosshart	Vice President (Chief Accounting Officer)	August 20, 2007
John Bosshart

*	Chairman of the Board of Directors	August 20, 2007
Jeff Clarke

*	Director	August 20, 2007
Jill A. Greenthal

*	Director	August 20, 2007
William J.G. Griffith

*	Director	August 20, 2007
Paul C. Schorr, IV

*	Director	August 20, 2007
Jaynie Miller Studenmund

*	Director	August 20, 2007
David S. Weiss

*  James P. Shaughnessy, by signing his name hereto, does sign this Registration Statement on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons that are filed herewith as Exhibits 24.1 through 24.6.

By:	/s/ James P. Shaughnessy
James P. Shaughnessy, Attorney-in-fact

INDEX OF EXHIBITS

Exhibit Number	Description
4.1

Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-142797), filed on July 18, 2007).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	Power of Attorney executed by Jeff Clarke.
24.2	Power of Attorney executed by David S. Weiss.
24.3	Power of Attorney executed by Jaynie Miller Studenmund.
24.4	Power of Attorney executed by Jill A. Greenthal.
24.5	Power of Attorney executed by Paul C. Schorr, IV.
24.6	Power of Attorney executed by William J. G. Griffith.
99.1

Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (incorporated by reference to Exhibit 10.22 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-142797), filed on July 18, 2007).